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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

BROOKLINE BANCORP, INC.

and

BANCORP RHODE ISLAND, INC.

Dated as of April 19, 2011

i

ii

iii

        AGREEMENT AND PLAN OF MERGER, dated as of April 19, 2011 (this "Agreement"), by and between Brookline Bancorp, Inc., a Delaware corporation ("Buyer"), and Bancorp Rhode Island, Inc., a Rhode Island corporation (the "Company").

RECITALS

        WHEREAS, the respective Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective corporations and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein, pursuant to which, subject to the terms and conditions set forth herein, the Company will merge with and into Buyer, with Buyer being the surviving corporation and continuing its corporate existence under the laws of the State of Delaware (the "Merger");

        WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, each of the Chairman and the directors and executive officers of the Company (the "Voting Agreement Shareholders") has entered into a Voting Agreement, dated as of the date hereof, with Buyer (each a "Voting Agreement"), pursuant to which each Voting Agreement Shareholder has agreed, among other things, to vote such Voting Agreement Shareholder's shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock") in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement;

        WHEREAS, the parties intend the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I—THE MERGER

        1.1    The Merger.    Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL") and the Rhode Island Business Corporation Act (the "RIBCA"), and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, the Company shall merge with and into Buyer, the separate corporate existence of the Company shall cease and Buyer shall survive and continue its corporate existence under its Certificate of Incorporation, Bylaws and the laws of the State of Delaware (Buyer, as the surviving corporation in the Merger, being sometimes referred to herein as the "Surviving Corporation").

        1.2    Effective Time.    On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer and the Company shall (a) execute and file with the Secretary of State of the State of Delaware a certificate of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the DGCL, and (b) execute and file with the Secretary of State of the State of Rhode Island and Providence Plantations articles of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the RIBCA. The Merger shall become effective on the date of such filings at the time specified therein (the "Effective Time").

        1.3    Effects of the Merger.    At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the DGCL and the RIBCA.

        1.4    Closing.    The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") that will take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, on a date to be specified by the parties, which shall be no later than five

Business Days (as defined in Section 9.3) after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof, such day being referred to herein as the "Closing Date." Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer and the Company.

        1.5    Certificate of Incorporation and Bylaws.    The Certificate of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and in accordance with applicable law.

        1.6    Directors of the Surviving Corporation.    The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of whom shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation; provided, however, that Buyer shall expand the size of its Board of Directors by two seats in connection with the Merger and designate Merrill W. Sherman and one other director of the Company as mutually agreed upon by Buyer and the Company to serve on the Board of Directors of the Surviving Corporation with terms expiring in 2014, effective as of the Effective Time.

        1.7    Officers of the Surviving Corporation.    The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

        1.8    Company Bank.    The Board of Directors of Bank Rhode Island (the "Company Bank") immediately after the Effective Time shall consist of the current directors of the Company Bank, with the substitution of the Chief Executive Officer of Buyer for the Chief Executive Officer of the Company. Buyer intends to maintain the Company Bank's separate legal existence and name after the Effective Time.

        1.9    Tax Consequences.    It is intended that the Merger shall qualify as a "reorganization" under Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

ARTICLE II—MERGER CONSIDERATION;
ELECTION AND EXCHANGE PROCEDURES

        2.1    Merger Consideration.    Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company or any shareholder of the Company:

          (a)   Each share of common stock, par value $0.01 per share, of Buyer ("Buyer Common Stock") that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

          (b)   Each share of Company Common Stock held as Treasury Stock (as defined in Section 9.3) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

          (c)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 2.4 either (1) $48.25 in cash, without interest (the "Cash Consideration"), or (2) 4.686 shares (the "Exchange Ratio") of Buyer Common Stock (the "Stock

  Consideration"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

        2.2    Rights as Shareholders; Stock Transfers.    All shares of Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a "Certificate") previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Buyer Common Stock in accordance with Section 2.3. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

        2.3    Fractional Shares.    Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of Buyer Common Stock on The NASDAQ Stock Market LLC ("NASDAQ") (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the ten consecutive trading days ending on the fifth Business Day immediately prior to the Closing Date, rounded to the nearest whole cent.

        2.4    Election Procedures.

          (a)   An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Buyer and reasonably satisfactory to the Company (the "Exchange Agent")) in such form as the Company and Buyer shall mutually agree (the "Election Form"), shall be mailed no less than 20 Business Days prior to the anticipated Closing Date or such other date as the Company and Buyer shall mutually agree (the "Mailing Date") to each holder of record of Company Common Stock as of five Business Days prior to the Mailing Date. Each Election Form shall permit the holder of record of Company Common Stock (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) to (i) elect to receive the Cash Consideration for all or a portion of such holder's shares (a "Cash Election"), (ii) elect to receive the Stock Consideration for all or a portion of such holder's shares (a "Stock Election"), or (iii) make no election with respect to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"); provided, however, that, notwithstanding any other provision of this Agreement to the contrary, but subject to Section 2.5, 2,347,000 shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (the "Stock Conversion Number"), shall be converted into the Stock Consideration and the remaining shares of Company Common Stock shall be converted into the Cash Consideration (the "Cash Consideration Number"). A record holder acting in different capacities or acting on behalf of other Persons (as defined in Section 9.3) in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each Person for which it so acts. Shares of Company Common Stock as to which a Cash Election has been made are referred to herein as "Cash Election Shares." Shares of Company Common Stock as to which a Stock Election has been made are referred to herein as "Stock Election Shares." Shares of Company Common Stock as to which no election has been made (or as to which an Election Form is not properly completed and returned in a timely fashion) are referred to herein as "Non-Election Shares." The aggregate number of shares of Company

  Common Stock with respect to which a Stock Election has been made is referred to herein as the "Stock Election Number."

          (b)   To be effective, a properly completed Election Form shall be received by the Exchange Agent on or before 5:00 p.m., Eastern Time, on the 25th day following the Mailing Date (or such other time and date as mutually agreed upon by the parties (which date shall be at least five Business Days prior to the anticipated Closing Date and shall be publicly announced by Buyer as soon as practicable prior to such date)) (the "Election Deadline"), accompanied by the Certificates as to which such Election Form is being made or by an appropriate guarantee of delivery of such Certificates, as set forth in the Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States (provided, however, that such Certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery; failure to deliver shares of Company Common Stock covered by such guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made election, unless otherwise determined by Buyer, in its sole discretion). For shares of Company Common Stock held in book entry form, Buyer shall establish procedures for delivery of such shares, which procedures shall be reasonably acceptable to the Company. If a holder of Company Common Stock either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes the holder's Election Form prior to the Election Deadline (without later submitting a properly completed Election Form prior to the Election Deadline), the shares of Company Common Stock held by such holder shall be designated Non-Election Shares. In addition, all Election Forms shall automatically be revoked, and all Certificates returned, if the Exchange Agent is notified in writing by Buyer and the Company that this Agreement has been terminated. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Buyer nor the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

          (c)   The allocation among the holders of shares of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration will be made as set forth in this Section 2.4(c) (with the Exchange Agent to determine, consistent with Section 2.4(a), whether fractions of Cash Election Shares, Stock Election Shares or Non-Election Shares, as applicable, shall be rounded up or down).

            (i)    If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 2.3 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration;

            (ii)   If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and the Cash Election Shares shall be treated in the following manner:

              (A)  if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 2.3 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

              (B)  if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 2.3 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

        2.5    Adjustments to Preserve Tax Treatment.    If either the tax opinion referred to in Section 7.2(b) or the tax opinion referred to in Section 7.3(b) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the "continuity of interest" requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Buyer shall increase the Stock Conversion Number to the minimum extent necessary to enable the relevant tax opinions to be rendered; provided, however, that Buyer shall not be obligated to make any such adjustment if, as a result of such adjustment, Buyer would be obligated to obtain approval of its stockholders in order to consummate the Merger.

        2.6    Exchange Procedures.

          (a)   On or before the Closing Date, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II ("New Certificates") and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article II (including the estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock) (such cash and New Certificates, being hereinafter referred to as the "Exchange Fund").

          (b)   As promptly as practicable following the Effective Time, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.1, 2.3 and 2.4 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement, (ii) a check representing that amount of cash (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (iii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.6(b), each Certificate (other than Certificates representing Treasury Stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 2.1, 2.3 and 2.4 and any unpaid dividends and distributions thereon as provided in Section 2.6(c). No interest shall be paid or accrued on (x) any cash constituting Merger Consideration (including any cash in lieu of fractional shares) or (y) any such unpaid dividends and distributions payable to holders of Certificates.

          (c)   No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.6. After the surrender of a Certificate in accordance with this Section 2.6, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.

          (d)   The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and/or a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.6, or an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (e)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of the Company who have not theretofore complied with Section 2.6(b) shall thereafter look only to the Surviving Corporation for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (f)    Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

        2.7    Anti Dilution Provisions.    In the event Buyer or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio and/or the Cash Consideration shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives consideration for such shares in a bona fide third party transaction or (ii) Buyer issues employee or director stock grants or similar equity awards.

        2.8    Options and Other Stock-Based Awards.

          (a)   Each option to purchase Company Common Stock (collectively, the "Options") granted under the Bancorp Rhode Island, Inc. Amended and Restated 2002 Equity Incentive Plan, its predecessor plan, the Amended and Restated Bancorp Rhode Island, Inc. 1996 Incentive and Nonqualified Stock Option Plan, and the Amended and Restated Bancorp Rhode Island, Inc. Non-Employee Directors Stock Plan, as amended (collectively, the "Company Option Plans"), whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, be canceled and, as of the Effective Time, the Company shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in such Option and (ii) the excess, if any, of the Cash Consideration over the exercise price per share of Company Common Stock provided for in such Option, which cash payment shall be made without interest and shall be net of all applicable withholding taxes. At the Effective Time, the Company Option Plans shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be of no further force and effect and shall be deemed to be deleted. The Company shall take all actions necessary in order to effect the provisions of this Section 2.8, including, without limitation, seeking all necessary approvals and providing any notices required under the Company Option Plans.

          (b)   As of the Effective Time, all restricted stock awards granted under the Company Option Plans (other than any performance shares, which shall be treated pursuant to Section 2.8(c) below) shall vest in full so as to no longer be subject to any forfeiture or vesting requirements, and all such shares of Company Common Stock shall be considered outstanding shares for all purposes of this Agreement, including, without limitation, for purposes of the right to receive Election Forms and to make elections and receive the Merger Consideration with respect thereto.

          (c)   As of the Effective Time, each performance share award granted to any employee of the Company or any of its Subsidiaries (as defined in Section 9.3) under the Company Option Plans that is outstanding immediately prior to the Effective Time shall be cancelled and, as of the Effective Time, the Company shall pay to the holder thereof cash in an amount equal to the product of (i) the Cash Consideration, multiplied by (ii) the number of performance shares earned in accordance with the terms governing such award as of the Effective Time based on performance calculated through the last day of the calendar quarter ending immediately prior to the Effective Time, which cash payment shall be made without interest and shall be net of all applicable withholding taxes; provided, however, that for purposes of determining whether such performance shares have been earned, the Company's earnings per share shall be calculated without deduction for any Transaction Related Expenses (as defined in the next sentence). For purposes of the previous sentence, "Transaction Related Expenses" shall mean (i) any expense attributable to the acceleration of vesting of restricted stock awards after the date hereof and (ii) any attorney's fees, investment banking fees, accounting fees, consulting fees and other costs or expenses incurred by the Company or the Company Bank proximately in connection with the negotiation, execution, delivery and performance of this Agreement.

          (d)   The Board of Directors of the Company (the "Company Board") (or, if appropriate, any committee thereof administering the Company Option Plans) shall adopt such resolutions or take such other actions as may be required to effect the foregoing.

        2.9    Reservation of Right to Revise Structure.    Buyer may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (i) alter or change the amount of the consideration to be issued to holders of Company Common Stock as merger consideration as currently contemplated in this Agreement, (ii) reasonably be expected to materially impede or delay consummation of the Merger, (iii) adversely affect the federal income tax treatment of holders of Company Common Stock in connection with the Merger, or (iv) require submission to or approval of the Company's shareholders after the plan of merger set forth in this Agreement has been approved by the Company's shareholders. In the event that Buyer elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        3.1    Making of Representations and Warranties.

          (a)   As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to Buyer the representations and warranties contained in this Article III, subject to the standards established by Section 9.1.

          (b)   On or prior to the date hereof, the Company has delivered to Buyer a schedule (the "Company Disclosure Schedule") listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company's representations and warranties contained in this Article III; provided, however, that no such item is required to be set forth on the Company Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 9.1.

        3.2    Organization, Standing and Authority.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA"), and the regulations of the Board of Governors of the Federal Reserve System (the "FRB") promulgated thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule.

        3.3    Capitalization.

          (a)   As of the date hereof, the authorized capital stock of the Company consists solely of 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding, 10,000,000 shares of common stock, par value $0.01 per share, of which 4,694,241 shares are issued and outstanding, 1,000,000 shares of non-voting common stock, par value $0.01 per share, of which no shares are issued and outstanding, and 385,950 shares are held, directly or indirectly, by the Company as Treasury Stock. In addition, as of the date hereof, there are 406,573 shares of Company Common Stock reserved for issuance upon exercise of outstanding Options and 6,752 shares of Company Common Stock reserved for issuance with respect to outstanding performance share awards. The outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Except as set forth on Schedule 3.3(a) of the Company Disclosure Schedule, there are no additional shares of the Company's capital stock authorized or reserved for issuance, the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights. There are no agreements to which the Company is a party with respect to the voting, sale or transfer, or registration of any securities of the Company. To the Knowledge of the Company, there are no agreements among other parties, to which the Company is not a party, with respect to the voting or sale or transfer of any securities of the Company. All of the issued and outstanding shares of Company Common Stock were issued in compliance with applicable securities laws.

          (b)   There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company.

          (c)   Schedule 3.3(c) of the Company Disclosure Schedule sets forth, as of the date hereof, for each Option, restricted stock award and other Company stock-based award, the name of the grantee, the date of grant, the type of grant, the status of any option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each award, the vesting schedule of each award, the number of shares of Company Common Stock that are currently exercisable or vested with respect to such award, the expiration date, and the exercise price per share for each option grant.

        3.4    Subsidiaries.

          (a)   (i) Schedule 3.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company's Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company's Subsidiaries are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company's rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens").

          (b)   Except as set forth on Schedule 3.4(b) of the Company Disclosure Schedule, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

          (c)   Each of the Company's Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.4(c) of the Company Disclosure Schedule.

        3.5    Corporate Power.    Each of the Company and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and the Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

        3.6    Corporate Authority.    This Agreement and the transactions contemplated hereby, subject to approval by the holders of the shares of Company Common Stock as required by law, have been authorized by all necessary corporate action of the Company and the Company Board. The Company Board (i) unanimously approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock and (ii) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general principles of equity). The affirmative vote of the holders of Company Common Stock as referenced in Section 3.7 below is the only vote of any class of capital stock of the Company required by the RIBCA, the Articles of Incorporation of the Company or the Bylaws of the Company to approve this Agreement and the transactions contemplated hereby.

        3.7    Non-Contravention.

          (a)   Subject to the receipt of the Regulatory Approvals (as defined in Section 9.3), the required filings under federal and state securities laws and the affirmative vote of the holders of the number of outstanding shares of Company Common Stock required by law, and except as set forth on Schedule 3.7(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by the Company do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company's Articles of Incorporation or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority (as defined in Section 9.3) under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

          (b)   As of the date hereof, the Company has no Knowledge of any reasons relating to the Company or the Company Bank (including, without limitation, compliance with the Community Reinvestment Act or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the "USA Patriot Act")) (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition (as defined in Section 6.8) would be imposed.

        3.8    Articles of Incorporation; Bylaws; Corporate Records.    The Company has made available to Buyer a complete and correct copy of its Articles of Incorporation and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Company is not in violation of any of the terms of its Articles of Incorporation or Bylaws. The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors).

        3.9    Compliance with Laws.    Each of the Company and its Subsidiaries:

          (a)   has been and is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending ("Finance Laws"), and all other applicable fair lending laws and other laws relating to discriminatory business practices. In addition, there is no pending or, to the Knowledge of the Company, threatened charge by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the Knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

          (b)   has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of the Company, no suspension or cancellation of any of them is threatened; and

          (c)   except as set forth on Schedule 3.9 of the Company Disclosure Schedule, has received, since January 1, 2008, no notification or communication from any Governmental Authority

  (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (i) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely (nor, to the Knowledge of the Company, do any grounds for any of the foregoing exist).

        3.10    Litigation; Regulatory Action.

          (a)   Except as set forth on Schedule 3.10 of the Company Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, (i) no such litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

          (b)   Neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Federal Deposit Insurance Corporation ("FDIC") and the Rhode Island Department of Business Regulation—Division of Banking) or the supervision or regulation of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2008, a recipient of any supervisory letter from, or since January 1, 2008, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

          (c)   Neither the Company nor any of its Subsidiaries has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

        3.11    Financial Reports and Regulatory Reports.

          (a)   The Company's Annual Report on Form 10 K, as amended through the date hereof, for the fiscal year ended December 31, 2010 (the "Company 2010 Form 10-K"), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by the Company or any of its Subsidiaries subsequent to January 1, 2008 under the Securities Act (as defined in Section 9.3), or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (as defined in Section 9.3) (collectively, the "Company SEC Documents"), with the Securities and Exchange Commission ("SEC"), and all of the Company SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP (as defined in Section 9.3) consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of the Company and its Subsidiaries contained in the Company 2010 Form 10-K (the "Company Balance Sheet") and, except for liabilities reflected in Company SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement or as set forth on Schedule 3.11 of the Company Disclosure Schedule, since December 31, 2010, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

          (b)   The Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. The Company (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

          (c)   Since January 1, 2008, the Company and its Subsidiaries have duly filed with the FRB, the FDIC, the Rhode Island Department of Business Regulation—Division of Banking and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

        3.12    Absence of Certain Changes or Events.    Except as set forth on Schedule 3.12 of the Company Disclosure Schedule or in the Company SEC Documents filed or furnished prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2010, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company's independent registered public accounting firm, (iii) any entry by the Company or any of its Subsidiaries into any contract or commitment of (A) more than $250,000 or (B) $100,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice or with respect to shares tendered in payment for the exercise of stock options or withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or upon the exercise of stock options, (v) establishment or amendment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to any directors or executive officers of the Company or any of its Subsidiaries, or any contract or arrangement entered into to make or grant any severance or termination pay, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or any of its Subsidiaries, (vi) any material closing agreement, settlement, election or other action made by Company or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into, other than loans and loan commitments, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

        3.13    Taxes and Tax Returns.    For purposes of this Section 3.13, any reference to the Company or its Subsidiaries shall be deemed to include a reference to the Company's predecessors or the predecessors of its Subsidiaries, respectively, and any reference to the Company shall be deemed to include its Subsidiaries, including any predecessors of its Subsidiaries, except where explicitly inconsistent with the language of this Section 3.13. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule:

          (a)   The Company and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of the Company and which the Company is contesting in good faith. The Company is not the beneficiary of any extension of time within which to file any Tax Return and neither the Company nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

          (b)   The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

          (c)   No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Company's Knowledge are pending with respect to the Company. Other than with respect to audits that have already been completed and resolved, the Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

          (d)   The Company has made available to Buyer with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2007. The Company has delivered to Buyer correct and complete copies of all examination reports, letter rulings, technical advice memoranda, and similar documents, and statements of deficiencies assessed against or agreed to by the Company filed for the years ended on or after December 31, 2007. The Company has timely and properly taken such actions in response to and, in compliance with notices, the Company has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

          (e)   The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (f)    The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sections 6662 or 6662A and has not participated in a "reportable transaction" within the meaning of Section 1.6011-4(b) of the Treasury Regulations. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than the Company) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (g)   The unpaid Taxes of the Company (i) did not, as of the end of the most recent period covered by the Company SEC Reports filed on or prior to the date hereof, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Company SEC Reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the end of the most recent period covered by the Company SEC Reports filed prior to the date hereof, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

          (h)   The Company shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date;

  (vi) election with respect to the discharge of indebtedness under Section 108(i) of the Code; or (vii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of the Company from any period ending on or before the Closing Date to any period ending after the Closing Date.

          (i)    The Company has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

          (j)    As of the date hereof, the Company is aware of no reason why the Merger will fail to qualify as a "reorganization" under Section 368(a) of the Code.

        3.14    Employee Benefit Plans.

          (a)   Schedule 3.14(a) of the Company Disclosure Schedule sets forth a true, complete and correct list of every Employee Program (as defined below) that is maintained by the Company or any ERISA Affiliate (as defined below) or with respect to which the Company or any ERISA Affiliate has or may have any liability (the "Company Employee Programs").

          (b)   True, complete and correct copies of the following documents, with respect to each Company Employee Program, where applicable, have previously been made available to Buyer: (i) all documents embodying or governing such Company Employee Program and any funding medium for the Company Employee Program; (ii) the most recent IRS determination or opinion letter; (iii) the two most recently filed IRS Forms 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; and (vi) all non-routine correspondence to and from any state or federal agency.

          (c)   Each Company Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Program for any period for which such Company Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that would cause any Company Employee Program to lose such qualification.

          (d)   Each Company Employee Program is, and has been operated, in compliance with applicable laws and regulations and is and has been administered in accordance with applicable laws and regulations and with its terms. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Program or any fiduciary or service provider thereof. All payments and/or contributions required to have been made with respect to all Company Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Company Employee Program and applicable law and with respect to any such contributions, premiums, or other payments required to be made under or with respect to any Company Employee Program that are not yet due or payable, to the extent required by GAAP, adequate reserves are reflected on the Company Balance Sheet.

          (e)   No Company Employee Program is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA (as defined below)) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

          (f)    Neither the Company nor any current ERISA Affiliate maintains or contributes to, or within the past six years has maintained or contributed to, any Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan (as defined below) and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

          (g)   Except as set forth on Schedule 3.14(g) of the Company Disclosure Schedule, none of the Company Employee Programs provides health care or any other non-pension welfare benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state law) and the Company has never promised to provide such post-termination benefits.

          (h)   Except as set forth on Schedule 3.14(h) of the Company Disclosure Schedule, each Company Employee Program may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals thereunder and no employee communications or provision of any Company Employee Program has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Program. Except as set forth on Schedule 3.14(h) of the Company Disclosure Schedule, neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Company Employee Program or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Program. Each asset held under each Company Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.

          (i)    The per share exercise price of each Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. Since December 31, 2004 and through December 31, 2008, each Company Employee Program that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (each, a "NQDC Plan") has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004. From and after January 1, 2009, each NQDC Plan has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Program is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

          (j)    No Company Employee Program is subject to the laws of any jurisdiction outside the United States.

          (k)   Except as set forth and quantified in reasonable detail on Schedule 3.14(k) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) limit the right of the Company or any of its ERISA Affiliates to amend, merge, terminate or receive a reversion of assets from any Company Employee Program or related trust; (iii) result in any "parachute payment" as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) result in a requirement to pay any tax "gross-up" or similar "make-whole" payments to any employee, director or consultant of the Company or an ERISA Affiliate. Schedule 3.14(k) of the Company Disclosure Schedule lists the Company's "disqualified individuals" for purposes of Section 280G of the Code. Based upon the assumptions set forth in Schedule 3.14(k) of the Company Disclosure Schedule, each payment to be made under any Company Employee Program is, or to the Knowledge of the Company, will be deductible under Section 162(m) of the Code.

          (l)    For purposes of this Section 3.14:

            (i)    "Employee Program" means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs, agreements or arrangements, supplemental income arrangements, supplemental executive retirement plans or arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c)(9) of the Code, or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

            (ii)   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            (iii)  An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers any current or former employee, officer or director of such entity (or their spouses, dependents, or beneficiaries).

            (iv)  An entity is an "ERISA Affiliate" of the Company if it would have ever been considered a single employer with the Company under Section 4001(b) of ERISA or part of the same "controlled group" as the Company for purposes of Section 302(d)(3) of ERISA.

            (v)   "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

        3.15    Labor Matters.    The Company and its Subsidiaries are in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. Neither the Company nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the Knowledge of the Company, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters that would reasonably be expected to interfere in any respect with the respective business activities represented by any labor union, and to the Knowledge of the Company, no labor union is attempting to organize employees of the Company or any of its Subsidiaries.

        3.16    Insurance.    The Company and each of its Subsidiaries is insured, and during each of the past three calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof, including, without limitation, any bank-owned life insurance policies ("BOLI"). Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, all of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the Knowledge of the Company, no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. The value of the BOLI set forth on Schedule 3.16 of the Company Disclosure Schedule is fairly and accurately reflected on the Company Balance Sheet. Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, the BOLI, and any other life insurance policies on the lives of any current and former officers and directors of the Company and its Subsidiaries that are maintained by the Company or any such Subsidiary or otherwise reflected on the Company Balance Sheet are, and will at the Effective Time be, owned by the Company or such Subsidiary, as the case may be, free and clear of any claims thereon by the officers, directors or members of their families. Except as set forth on Schedule 3.16 of the Company Disclosure Schedule, the death benefit under the BOLI on the lives of the participants in the SERPs is, and as of the Effective Time will be, at least equal to the death benefit each such participant may be entitled to receive under the SERPs (after taking into account any acceleration of vesting under the SERPs as a result of the transactions contemplated by this Agreement).

        3.17    Environmental Matters.

          (a)   Except as disclosed on Schedule 3.17 of the Company Disclosure Schedule, to the Knowledge of the Company, (i) each of the Company and its Subsidiaries and each property owned, leased or operated by any of them (the "Company Property") and, (ii) the Company Loan Properties (as defined below), are, and have been, in compliance with all Environmental Laws (as defined below).

          (b)   There is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material (as defined below) or Oil (as defined below) at, in, to, on, from or affecting a Company Property, a Company Loan Property, or any property previously owned, operated or leased by the Company or any of its Subsidiaries.

          (c)   Except as set forth on Schedule 3.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company, any Company Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 could reasonably be based. To the Knowledge of the Company, no facts or circumstances exist which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 3.17 would reasonably be expected to occur.

          (d)   During the period of (i) the Company's or any of its Subsidiaries' ownership, tenancy or operation of any Company Property or (ii) the Company's or any of its Subsidiaries' holding of a security interest in any Company Loan Property, to the Knowledge of the Company, except as disclosed on Schedule 3.17 of the Company Disclosure Schedule, there has been no release of Hazardous Material or Oil at, in, to, on, from or affecting such Company Property or Company Loan Property, and no Hazardous Material or Oil is present at, in, on, or under any such Company Property or Company Loan Property that would result in any liabilities or obligation pursuant to any Environmental Law. To the Knowledge of the Company, prior to the period of (A) the Company's or any of its Subsidiaries' ownership, tenancy or operation of any Company Property or any property previously owned, operated or leased by the Company or any of its Subsidiaries, or (B) the Company's or any of its Subsidiaries' holding of a security interest in a Company Loan Property, there was no release or presence of Hazardous Material or Oil at, in, to, on, from or affecting any such property that would result in any liabilities or obligation pursuant to Environmental Law.

          (e)   Neither the Company nor any of its Subsidiaries is an "owner" or "operator" (as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. Section 9601 et seq. ("CERCLA")) of any Company Loan Property and there are no Company Participation Facilities (as defined below).

          (f)    For purposes of this Section 3.17, (i) "Company Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the Company or any of its Subsidiaries, and (ii) "Company Participation Facility" means any facility in which the Company or any of its Subsidiaries participates or has participated in the management of environmental matters.

          (g)   For purposes of this Section 3.17 and Section 4.15, (i) "Hazardous Material" means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that may pose a threat to the Environment or to human health and safety but excludes substances in kind and amounts typically used or stored for cleaning purposes or other routine maintenance or operation of motor vehicles used by tenants (if applicable) or guests and otherwise in compliance with Environmental Laws; (ii) "Oil" means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law; (iii) "Environment" means any air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and (iv) "Environmental Laws" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Authority relating to (A) the protection, preservation or restoration of the Environment, and/or (B) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material or Oil. The term Environmental Law includes without limitation (a) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material or Oil as in effect on or prior to the date of this Agreement.

        3.18    Intellectual Property.    Schedule 3.18 of the Company Disclosure Schedule contains a complete and accurate list of all Marks (as defined below) and Patents (as defined below) owned or purported to be owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business (as defined below). Except as set forth on Schedule 3.18 of the Company Disclosure Schedule:

          (a)   the Company and its Subsidiaries exclusively own or possess adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets (as defined below) necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements;

          (b)   all Company Intellectual Property Assets (as defined below) owned or purported to be owned by the Company or any of its Subsidiaries which have been issued by or registered with the U.S. Patent and Trademark Office or in any similar office or agency anywhere in the world have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned and are valid and enforceable;

          (c)   there are no pending, or, to the Knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging that any activity by the Company or any of its Subsidiaries or any Product (as defined below) infringes on or violates (or in the past infringed on or violated) the rights of others in or to any Intellectual Property Assets ("Third Party Rights") or that any of the Company Intellectual Property Assets is invalid or unenforceable;

          (d)   to the Knowledge of the Company, neither any activity of the Company or any of its Subsidiaries nor any Product infringes on or violates (or in the past infringed on or violated) any Third Party Right;

          (e)   to the Knowledge of the Company, no third party is violating or infringing any of the Company Intellectual Property Assets; and

          (f)    the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets (as defined below) owned by the Company and its Subsidiaries or used or held for use by the Company and its Subsidiaries in the Business.

          (g)   For purposes of this Section 3.18, (i) "Business" means the business of the Company and its Subsidiaries as currently conducted; (ii) "Company Intellectual Property Assets" means all Intellectual Property Assets owned or purported to be owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in the Business which are material to the Business; (iii) "Intellectual Property Assets" means, collectively, (A) patents and patent applications ("Patents"); (B) trade names, logos, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration ("Marks"); (C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications; and (D) rights under applicable US state trade secret laws as are applicable to know-how and confidential information ("Trade Secrets"); and (iv) "Products" means those products and/or services researched, designed, developed, manufactured, marketed, performed, licensed, sold and/or distributed by the Company or any of its Subsidiaries.

        3.19    Material Agreements; Defaults.

          (a)   Except as set forth on Schedule 3.19 of the Company Disclosure Schedule or the index of exhibits in the Company 2010 Form 10-K, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by to any agreement, contract, arrangement, commitment or understanding (whether written or oral), or amendment thereto, (i) with respect to the employment or service of any directors, officers, employees or consultants; (ii) which would entitle any present or former director, officer, employee or agent of the Company or any of its Subsidiaries to indemnification from the Company or any of its Subsidiaries; (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement; (iv) by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof, other than intercompany agreements entered into in the ordinary course of business; (v) that would be required to be filed as an exhibit to a Form 10-K filed by the Company as of the date hereof that has not been filed as an exhibit to the Company 2010 Form 10-K; (vi) which grants any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company and or Subsidiaries; (vii) which provides for payments to be made by the Company or any of its Subsidiaries upon a change in control thereof; (viii) which provides for the lease of personal property having a value in excess of $100,000 individually or $250,000 in the aggregate; (ix) which relates to capital expenditures and involves future payments in excess of $50,000 individually or $100,000 in the aggregate; (x) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company's business; (xi) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; or (x) which materially restricts the conduct of any business by the Company or any of its Subsidiaries. Each agreement, contract, arrangement, commitment or understanding of the type described in this Section 3.19, whether or not set forth on Schedule 3.19 of the Company Disclosure Schedule, is referred to herein as a "Company Material Contract." The Company has previously made available to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

          (b)   Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, all other parties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract, or, to the Knowledge of the Company, any other agreement or instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the Knowledge of the Company,(i) no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and (ii) there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

        3.20    Property and Leases.

          (a)   Each of the Company and its Subsidiaries has good and marketable title to all the real property and all other property owned by it and included in the Company Balance Sheet, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company Balance Sheet or incurred in the ordinary course of business after the date of such balance sheet, (ii) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (iii) inchoate mechanics' and materialmen's Liens for construction in progress, (iv) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, and (v) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any FRB or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company's Subsidiaries acting in a fiduciary capacity.

          (b)   Each lease or sublease of real property to which the Company or any of its Subsidiaries is a party is listed on Schedule 3.20(b) of the Company Disclosure Schedule, including all amendments and modifications thereto, and is in full force and effect. There exists no breach or default under any such lease by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there exists no default under any such lease or sublease by any other party, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by such other party. The Company has previously made available to Buyer complete and correct copies of all such leases, including all amendments and modifications thereto.

          (c)   Schedule 3.20(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company or any of its Subsidiaries. No tenant or other party in possession of any of such property has any right to purchase, or holds any right of first refusal to purchase, such properties.

          (d)   Except as set forth on Schedule 3.20(d) of the Company Disclosure Schedule, none of the properties required to be listed on Schedule 3.20(c) of the Company Disclosure Schedule and, to the Knowledge of the Company, none of the properties required to be listed on Schedule 3.20(b) of the Company Disclosure Schedule, or the buildings, structures, facilities, fixtures or other improvements thereon, or the use thereof, contravenes or violates any building, zoning, administrative, occupational safety and health or other applicable statute, law, ordinance, rule or regulation in any respect that would reasonably be expected to require expenditures by the Company or any of its Subsidiaries or to result in an impairment in or limitation on the activities presently conducted there. Except as set forth on Schedule 3.20(d) of the Company Disclosure Schedule, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.20(c) of the Company Disclosure Schedule, and to the Knowledge of the Company, the plants, buildings, structures and equipment located on the properties required to be listed on Schedule 3.20(b) of the Company Disclosure Schedule are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of the Company, there are no condemnation or appropriation proceedings pending or threatened against any of such properties or any plants, buildings or other structures thereon.

        3.21    Inapplicability of Takeover Laws.    The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium," "business combination," "control share," "fair price" or other takeover defense laws and regulations (collectively, "Takeover Laws"), if any, of the State of Rhode Island.

        3.22    Regulatory Capitalization.    The Company Bank is, and as of the Effective Time will be, "well capitalized," as such term is defined in the rules and regulations promulgated by the FDIC. The Company is, and immediately prior to the Effective Time will be, "well capitalized" as such term is defined in the rules and regulations promulgated by the FRB.

        3.23    Loans; Nonperforming and Classified Assets.

          (a)   Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit and loan commitments (collectively, "Loans"), on the Company's or any of its Subsidiaries' books and records, was made and has been serviced in accordance with the Company's lending standards in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles. The Company has previously made available to Buyer complete and correct copies of its lending policies. The deposit and loan agreements of the Company and its Subsidiaries comply with all applicable laws, rules and regulations. The allowance for loan losses reflected in the Company SEC Documents and the financial statements filed therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

          (b)   Schedule 3.23 of the Company Disclosure Schedule discloses as of March 31, 2011: (A) the aggregate amount of all Loans under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the Knowledge of the Company, in default of any other provision thereof, and a list of each Loan in an amount in excess of $1,000,000, and the aggregate amount thereof; (B) the aggregate amount of all Loans which have been classified as "other loans specially mentioned," "classified," "criticized," "substandard," "doubtful," "credit risk assets," "watch list assets," "loss" or "special mention" (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the "Classified Loans"), and a list of each Classified Loan in an amount in excess of $1,000,000, and the aggregate amount thereof; (C) a listing of the real estate owned, acquired by foreclosure or by deed in lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of the Company, or to the Knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as "Insider Transactions" by Regulation O of the FRB have been made by the Company or any of its Subsidiaries in an arms length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectibility or present other unfavorable features.

        3.24    Investment Securities.    Each of the Company and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP. The Company and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses.

        3.25    Investment Management and Related Activities.    Except as set forth on Schedule 3.25 of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or the Company's or its Subsidiaries' directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

        3.26    Derivative Transactions.    All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. For purposes of this Section 3.26, "Derivative Transactions" shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

        3.27    Repurchase Agreements.    With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

        3.28    Deposit Insurance.    The deposits of the Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act ("FDIA") to the fullest extent permitted by law, and each Subsidiary has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of the Company, threatened.

        3.29    CRA, Anti-money Laundering and Customer Information Security.    Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and the Company has no Knowledge of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe (because of the Company Bank's Home Mortgage Disclosure Act data for the year ended December 31, 2010, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than "satisfactory"; or (ii) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the USA Patriot Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company Bank pursuant to 12 C.F.R. Part 30. Furthermore, the Board of Directors of the Company Bank has adopted and the Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA Patriot Act and the regulations thereunder.

        3.30    Transactions with Affiliates.    Except as set forth on Schedule 3.30 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning 5% or more of the outstanding Company Common Stock, director, employee or Affiliate (as defined in Section 9.3) of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons' employment or service as a director with the Company or any of its Subsidiaries. Except as set forth on Schedule 3.30 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders owning 5% or more of the outstanding Company Common Stock, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply, to the extent applicable, with Regulation W of the FRB.

        3.31    Brokers; Opinion of Financial Advisor.    No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Jefferies & Company, Inc. (the "Financial Advisor") by the Company. The fee payable to the Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Financial Advisor, a complete and correct copy of which has been previously provided to Buyer. The Board of Directors of the Company has received the opinion of the Financial Advisor, to the effect that, as of the date of such opinion and based on and subject to the various limitations and assumptions contained therein, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF BUYER

        4.1    Making of Representations and Warranties.

          (a)   As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby makes to the Company the representations and warranties contained in this Article IV, subject to the standards established by Section 9.1.

          (b)   On or prior to the date hereof, Buyer has delivered to the Company a schedule (the "Buyer Disclosure Schedule") listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, however, that no such item is required to be set forth on the Buyer Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 9.1.

        4.2    Organization, Standing and Authority.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer is a bank holding company under the BHCA and the regulations of the FRB promulgated thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Each of Buyer's Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdiction where its ownership or leasing of property or the conduct of its business requires such Subsidiary to be so qualified, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries.

        4.3    Capitalization.    As of the date hereof, the authorized capital stock of Buyer consists of 50,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding, and 200,000,000 shares of Buyer Common Stock, of which 59,071,656 shares are outstanding, and 5,373,733 shares were held, directly or indirectly, by Buyer as treasury stock. The outstanding shares of Buyer's capital stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights). The shares of Buyer Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or similar rights. Except as set forth on Schedule 4.3 of the Buyer Disclosure Schedule, as of the date hereof, there are no additional shares of Buyer's capital stock authorized or reserved for issuance, Buyer does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and Buyer does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights.

        4.4    Corporate Power.    Each of Buyer and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Buyer has the corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

        4.5    Corporate Authority.    This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Buyer and the Board of Directors of Buyer ("Buyer Board") and no action is required of the shareholders of Buyer with respect to any of the transactions contemplated hereby. Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general principles of equity).

        4.6    Non-Contravention.

          (a)   Subject to the receipt of the Regulatory Approvals, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Buyer do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, Buyer's Certificate of Incorporation or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

          (b)   As of the date hereof, Buyer has no Knowledge of any reasons relating to Buyer or Buyer Banks (including, without limitation, compliance with the Community Reinvestment Act or the USA Patriot Act) why (i) all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition would be imposed.

        4.7    Certificate of Incorporation; Bylaws.    Buyer has made available to the Company a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, of Buyer. Buyer is not in violation of any of the terms of its Certificate of Incorporation or Bylaws. The minute books of Buyer and each of its Subsidiaries contain complete and accurate records of all meetings held by, and complete and accurate records of all other corporate actions of, their respective shareholders and boards of directors (including committees of their respective boards of directors).

        4.8    Compliance with Laws.    Each of Buyer and its Subsidiaries:

          (a)   has been and is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, all Finance Laws, and all other applicable fair lending laws and other laws relating to discriminatory business practices. In addition, there is no pending or, to the Knowledge of Buyer, threatened charge by any Governmental Authority that any of Buyer and its Subsidiaries has violated, nor any pending or, to the Knowledge of Buyer, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws;

          (b)   has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the Knowledge of Buyer, no suspension or cancellation of any of them is threatened; and

          (c)   except as set forth on Schedule 4.8 of the Buyer Disclosure Schedule, has received, since January 1, 2008, no notification or communication from any Governmental Authority (i) asserting that Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by Buyer within a certain time period or indefinitely (nor, to the Knowledge of Buyer, do any grounds for any of the foregoing exist).

        4.9    Litigation.

          (a)   Except as set forth on Schedule 4.9 of the Buyer Disclosure Schedule, no litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the Knowledge of Buyer, (i) no litigation, claim, suit, investigation or other proceeding has been threatened and (ii) there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

          (b)   Except as set forth on Schedule 4.9 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries. Except as set forth on Schedule 4.9 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2008, a recipient of any supervisory letter from, or since January 1, 2008, has adopted any board resolutions at the request of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

          (c)   Neither Buyer nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

        4.10    SEC Documents; Financial Reports; and Regulatory Reports.

          (a)   Buyer's Annual Report on Form 10 K, as amended through the date hereof, for the fiscal year ended December 31, 2010 (the "Buyer 2010 Form 10-K"), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Buyer or any of its Subsidiaries subsequent to January 1, 2008 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the "Buyer SEC Documents"), with the SEC, and all of the Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Buyer and its Subsidiaries contained in the Buyer 2010 Form 10-K and, except for liabilities reflected in Buyer SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2010, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

          (b)   Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer's internal control over financial reporting.

          (c)   Since January 1, 2008, Buyer and its Subsidiaries have duly filed with the Office of Thrift Supervision (the "OTS"), the FRB, the Office of the Comptroller of the Currency (the "OCC"), the FDIC and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate and in compliance with the requirements of applicable laws and regulations.

        4.11    Absence of Certain Changes or Events.    Except as disclosed in the Buyer SEC Documents filed or furnished prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2010, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

        4.12    Taxes and Tax Returns.    For purposes of this Section 4.12, any reference to Buyer or its Subsidiaries shall be deemed to include a reference to Buyer's predecessors or the predecessors of its Subsidiaries, respectively, and any reference to Buyer shall be deemed to include its Subsidiaries, including any predecessors of its Subsidiaries, except where explicitly inconsistent with the language of this Section 4.12. Except as set forth on Schedule 4.12 of the Buyer Disclosure Schedule:

          (a)   Buyer and each of its Subsidiaries has filed all Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed consistent with requirements of applicable law or regulation. All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations. Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Buyer and which Buyer is contesting in good faith. Buyer is not the beneficiary of any extension of time within which to file any Tax Return and neither Buyer nor any of its Subsidiaries currently has any open tax years. No claim has ever been made by an authority in a jurisdiction where Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Buyer or any of its Subsidiaries.

          (b)   Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

          (c)   No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to Buyer's Knowledge are pending with respect to Buyer. Other than with respect to audits that have already been completed and resolved, Buyer has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Buyer has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Buyer.

          (d)   Buyer has made available to the Company true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Buyer for taxable periods ended on or after December 31, 2007. Buyer has made available to the Company correct and complete copies of all examination reports, letter, rulings, technical advice memoranda, and similar documents, and statements of deficiencies assessed against or agreed to by Buyer filed for the years ended on or after December 31, 2007. Buyer has timely and properly taken such actions in response to and, in compliance with notices, Buyer has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

          (e)   Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (f)    Buyer has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Buyer has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662 or 6662A and has not participated in a "reportable transaction" within the meaning of Section 1.6011-4(b) of the Treasury Regulations. Buyer is not a party to or bound by any Tax allocation or sharing agreement. Buyer (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer), and (ii) has no liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Buyer) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (g)   The unpaid Taxes of Buyer (i) did not, as of the end of the most recent period covered by the Buyer SEC Reports filed on or prior to the date hereof, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in the Buyer SEC Reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time in accordance with the past custom and practice of Buyer in filing its Tax Returns. Since the end of the most recent period covered by the Buyer SEC Reports filed prior to the date hereof, Buyer has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

          (h)   Buyer shall not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election with respect to the discharge of indebtedness under Section 108(i) of the Code; or (vii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of Buyer from any period ending on or before the Closing Date to any period ending after the Closing Date.

          (i)    As of the date hereof, Buyer is aware of no reason why the Merger will fail to qualify as a "reorganization" under Section 368(a) of the Code.

        4.13    Employee Benefit Plans.

          (a)   Schedule 4.13 of the Buyer Disclosure Schedule sets forth a list of every Employee Program currently maintained by Buyer or an ERISA Affiliate ("Buyer Employee Program").

          (b)   Each Buyer Employee Program that is intended to qualify under Section 401(a) or 501(c)(9) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such

  Buyer Employee Program for any period for which such Buyer Employee Program would not otherwise be covered by an IRS determination and, to the Knowledge of Buyer, no event or omission has occurred that would cause any Buyer Employee Program to lose such qualification.

          (c)   Each Buyer Employee Program is, and has been operated in compliance with applicable laws and regulations and is and has been administered in accordance with applicable laws and regulations and with its terms. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Buyer, threatened with respect to any Buyer Employee Program or any fiduciary or service provider thereof. All payments and/or contributions required to have been made with respect to all Buyer Employee Programs either have been made or have been accrued in accordance with the terms of the applicable Buyer Employee Program and applicable law.

          (d)   No Buyer Employee Program is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

          (e)   Neither Buyer nor any current ERISA Affiliate maintains or contributes to, or within the past six year has maintained or contributed to, any Employee Program that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multiemployer Plan and neither the Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA that has not been paid in full.

        4.14    Labor Matters.    Buyer and its Subsidiaries are in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. Neither Buyer nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Buyer or any of its Subsidiaries the subject of a proceeding asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving Buyer or any of its Subsidiaries is pending, or to the Knowledge of Buyer, threatened. Neither Buyer nor any of its Subsidiaries is involved in, or, to the Knowledge of Buyer, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters that would reasonably be expected to interfere in any respect with the respective business activities represented by any labor union, and to the Knowledge of Buyer, no labor union is attempting to organize employees of Buyer or any of its Subsidiaries.

        4.15    Environmental Matters.

          (a)   Except as disclosed on Schedule 4.15 of the Buyer Disclosure Schedule, to the Knowledge of Buyer, (i) each of Buyer and its Subsidiaries and each property owned, leased or operated by any of them (the "Buyer Property") and, (ii) the Buyer Loan Properties (as defined below), are, and have been, in compliance with all Environmental Laws (as defined below).

          (b)   There is no suit, claim, action or proceeding pending or, to the Knowledge of Buyer, threatened, before any Governmental Authority or other forum in which Buyer or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release or presence of any Hazardous Material (as defined below) or Oil (as defined below) at, in, to, on, from or affecting a

  Buyer Property, a Buyer Loan Property, or any property previously owned, operated or leased by Buyer or any of its Subsidiaries.

          (c)   Except as set forth on Schedule 4.15 of the Buyer Disclosure Schedule, neither Buyer nor any of its Subsidiaries, nor to the Knowledge of Buyer, any Buyer Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) of this Section 4.15 could reasonably be based. To the Knowledge of Buyer, no facts or circumstances exist which would reasonably cause it to believe that a suit, claim, action or proceeding as described in subsection (b) of this Section 4.15 would reasonably be expected to occur.

          (d)   During the period of (i) Buyer's or any of its Subsidiaries' ownership, tenancy or operation of any Buyer Property or (ii) Buyer's or any of its Subsidiaries' holding of a security interest in any Buyer Loan Property, to the Knowledge of Buyer, except as disclosed on Schedule 4.15 of the Buyer Disclosure Schedule, there has been no release of Hazardous Material or Oil at, in, to, on, from or affecting such Buyer Property or Buyer Loan Property, and no Hazardous Material or Oil is present at, in, on, or under any such Buyer Property or Buyer Loan Property that would result in any liabilities or obligation pursuant to any Environmental Law. To the Knowledge of Buyer, prior to the period of (A) Buyer's or any of its Subsidiaries' ownership, tenancy or operation of any Buyer Property or any property previously owned, operated or leased by Buyer or any of its Subsidiaries, or (B) Buyer's or any of its Subsidiaries' holding of a security interest in a Buyer Loan Property, there was no release or presence of Hazardous Material or Oil at, in, to, on, from or affecting any such property that would result in any liabilities or obligation pursuant to Environmental Law.

          (e)   Neither Buyer nor any of its Subsidiaries is an "owner" or "operator" (as such terms are defined under CERCLA) of any Buyer Loan Property and there are no Buyer Participation Facilities.

          (f)    For purposes of this Section 4.15, (i) "Buyer Loan Property" means any property in which Buyer or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by Buyer or any of its Subsidiaries, and (ii) "Buyer Participation Facility" means any facility in which the Company or any of its Subsidiaries participates or has participated in the management of environmental matters.

        4.16    Regulatory Capitalization.    The Buyer Banks are, and immediately after the Effective Time will be, "well capitalized," as such term is defined in the rules and regulations promulgated by the OTS and the OCC. Buyer is, and immediately after the Effective Time will be, "well capitalized" as such term is defined in the rules and regulations promulgated by the FRB.

        4.17    Loans; Nonperforming and Classified Assets.

          (a)   Each Loan, on Buyer's or any of its Subsidiaries' books and records, was made and has been serviced in accordance with Buyer's lending standards in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles. Buyer has previously made available to Company complete and correct copies of its lending policies. The deposit and loan agreements of Buyer and its Subsidiaries comply with all applicable laws, rules and regulations. The allowance for loan losses reflected in the Buyer SEC Documents and the financial statements filed therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

          (b)   Schedule 4.17 of the Buyer Disclosure Schedule discloses as of March 31, 2011: (A) the aggregate amount of all Loans under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to the Knowledge of Buyer, in default of any other provision thereof, and a list of each Loan in an amount in excess of $1,000,000, and the aggregate amount thereof; (B) the aggregate amount of all Classified Loans, and a list of each Classified Loan in an amount in excess of $1,000,000, and the aggregate amount thereof; (C) a listing of the real estate owned, acquired by foreclosure or by deed in lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of Buyer, or to the Knowledge of Buyer, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as "Insider Transactions" by Regulation O of the FRB have been made by Buyer or any of its Subsidiaries in an arms length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectibility or present other unfavorable features.

        4.18    CRA, Anti-money Laundering and Customer Information Security.    Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Buyer has no Knowledge of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of the Buyer Banks' Home Mortgage Disclosure Act data for the year ended December 31, 2010, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Buyer Banks: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than "satisfactory"; (ii) to be deemed to be operating in violation of the USA Patriot Act and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Buyer Banks pursuant to 12 C.F.R. Part 570. Furthermore, the Board of Directors of each of the Buyer Banks has adopted and each of the Buyer Banks has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA Patriot Act and the regulations thereunder.

        4.19    Brokers.    No action has been taken by Buyer or any of its Subsidiaries that would give rise to any valid claim against Buyer for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, other than the engagement of J.P. Morgan, whose expenses shall be paid by Buyer.

        4.20    Deposit Insurance.    The deposits of the Buyer Banks are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and each Buyer Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Buyer, threatened.

        4.21    Sufficient Funds.    Buyer has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including the payment of the aggregate Cash Consideration and the consideration to be paid to the holders of Options and other Company stock-based awards in accordance with Section 2.8, subject to the terms and conditions of this Agreement.

 ARTICLE V—COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Company Forbearances.    From the date hereof until the Effective Time, except as set forth on the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer, the Company will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice, or fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would reasonably be expected to (i) adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby, or (ii) adversely affect the Company's ability to perform any of its material obligations under this Agreement.

          (b)    Stock.    (i) Other than as set forth on Schedule 5.1(b), pursuant to stock options or stock based awards outstanding as of the date hereof and listed on the Company Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock options or stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing stock options, stock appreciation rights or other rights to subscribe for or acquire shares of stock, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or, other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or tendered to pay withholding taxes or in payment of the exercise price of stock options, acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

          (c)    Dividends, Etc.    (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of stock other than (x) dividends from wholly owned Subsidiaries to the Company or any other wholly owned Subsidiary of the Company, as applicable or (y) regular quarterly cash dividends on Company Common Stock no greater than the rate paid during the fiscal quarter immediately preceding the date hereof with record and payment dates consistent with past practice (subject to the last sentence of this clause (c)), or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than with respect to shares withheld for tax purposes upon the vesting of restricted stock awards or performance share awards or tendered to pay withholding taxes or in payment of the exercise price of stock options). After the date hereof, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock (i) shall not receive two dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders receive in exchange therefor in the Merger and (ii) shall not fail to receive a dividend for any single calendar quarter with respect to shares of Company Common Stock that are exchanged for Buyer Common Stock in the Merger.

          (d)    Compensation; Employment Agreements; Etc.    Except as set forth on Schedule 5.1(d), enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, grant any salary or wage increase, increase any employee benefit, or make any incentive or bonus payments, except for (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.19 of the Company Disclosure Schedule or the index of exhibits in the Company 2010 Form 10-K, or (iv) bonus payments in the ordinary course of business consistent with past practices, provided that such payments shall not exceed the aggregate amount set forth on Schedule 5.1(d).

          (e)    Benefit Plans.    Except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14(a) of the Company Disclosure Schedule, (iii) amendments that do not increase benefits or result in increased administrative costs or (iv) as permitted by Section 5.1(d), enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

          (f)    Company Employees.    Hire any member of senior management or other key employee, elect to any office any person who is not a member of the Company's management team as of the date of this Agreement or elect to the Company Board any person who is not a member of the Company Board as of the date of this Agreement, except for the hiring of at-will employees at an annual rate of salary not to exceed $100,000 in the ordinary course of business.

          (g)    Dispositions.    Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

          (h)    Governing Documents.    Amend its Articles of Incorporation or Bylaws (or equivalent documents).

          (i)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, securities, deposits or properties of any other entity.

          (j)    Capital Expenditures.    Except as disclosed on Schedule 5.1(j), and except for any emergency repairs to real or personal property owned by Company, make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $100,000 in the aggregate.

          (k)    Contracts.    Except as set forth on Schedule 5.1(k), enter into or terminate any Company Material Contract or amend or modify in any material respect any Company Material Contract.

          (l)    Claims.    Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party which settlement or similar agreement involves payment by the Company or any of its Subsidiaries of any amount which exceeds $50,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of the Company or any of its Subsidiaries after the Effective Time, or waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations in any material respect. Any request by the Company for consent by Buyer to the taking of any action by the Company prohibited under this Section 5.1(l) shall be made in writing to each of

  Paul A. Perrault and Paul R. Bechet via electronic mail at pperrault@brkl.com and pbechet@brkl.com, and a representative of the Company shall notify each of Paul A. Perrault and Paul R. Bechet of such request via telephone. If Buyer fails to respond to a request for such consent made in accordance with this Agreement within three Business Days of receipt of the request, it shall be deemed that the Buyer has consented; provided, however, that the foregoing shall not apply to any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, or any other action, suit, proceeding, order or investigation relating to the transactions contemplated hereby or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

          (m)    Banking Operations.    Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements; or file any application or make any contract with respect to branching or site location or branching or site relocation.

          (n)    Derivative Transactions.    Enter into any Derivative Transactions.

          (o)    Indebtedness.    Incur, modify, extend or renegotiate any indebtedness for borrowed money (other than deposits, federal funds purchased, Federal Home Loan Bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice), prepay any indebtedness or other similar arrangements so as to cause the Company or any of its Subsidiaries to incur any prepayment penalty thereunder, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

          (p)    Investment Securities.    Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount not in accordance with the Company's investment policy or (ii) any other debt security other than in accordance with the Company's investment policy, or restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or in accordance with the Company's investment policy.

          (q)    Loans.    (i) Make, increase or purchase any Loan (which for purposes of this Section 5.1(q) shall include both funded and unfunded commitments) if, as a result of such action, the total commitment to the borrower and the borrower's Affiliates would equal or exceed $5,000,000 or (ii) renegotiate, renew, increase, extend, modify or purchase any existing Loan rated "special mention" or lower by the Company Bank in an amount equal to or greater than $2,000,000.

          (r)    Investments in Real Estate.    Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice); or foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting a Phase I environmental assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA, or foreclose or take a deed or title to any real estate if such environmental assessment indicates the presence of Hazardous Material.

          (s)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

          (t)    Tax Matters.    Make or change any material Tax election, change an annual accounting period, adopt or change any material accounting method, file any material amended Tax Return, fail to timely file any material Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, surrender any material right to claim a refund of Taxes, consent to any material extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any material Tax Return or the payment of any material Tax. For purposes of this Section 5.1(r), "material" shall mean affecting or relating to $50,000 or more of taxable income.

          (u)    Loan Policies.    Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.

          (v)    Adverse Actions.    (i) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or cause a material delay in or impediment to the consummation of the Merger; or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement.

          (w)    Agreements.    Agree or commit to do anything prohibited by this Section 5.1.

        5.2    Buyer Forbearances.    From the date hereof until the Effective Time, except as set forth on the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer will not, and will cause each of its Subsidiaries not to (i) knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or cause a material delay in or impediment to the consummation of the Merger; (ii) acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, securities, deposits or properties of any other entity (provided, however, that Buyer may acquire real property and improvements thereon for use in its business); or (iii) take any action that is intended or is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied.

ARTICLE VI—ADDITIONAL AGREEMENTS

        6.1    Shareholder Approval.    Following the execution of this Agreement, the Company shall take, in accordance with applicable law, applicable rules of NASDAQ and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event within 45 days following the time when the Registration Statement (as defined in Section 6.2(a)) becomes effective, subject to extension with the consent of Buyer) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the "Company Meeting").

          (a)   Subject to Section 6.5 hereof, the Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the RIBCA, the Articles of Incorporation and Bylaws of the Company, and all other applicable legal requirements. The Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer.

          (b)   Subject to Section 6.5 hereof, (i) the Company Board shall recommend that the Company's shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by the Company's shareholders for consummation of the Merger and the transactions contemplated hereby (the "Company Recommendation"), and (ii) the Proxy Statement/Prospectus shall include the Company Recommendation.

        6.2    Registration Statement.

          (a)   Buyer and the Company agree to cooperate in the preparation of a registration statement on Form S 4 (the "Registration Statement") to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the "Proxy Statement/Prospectus") and all related documents). Each of Buyer and the Company agree to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. The Company agrees to cooperate with Buyer and Buyer's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Company's independent registered public accounting firm and other representatives, as applicable, in connection with the Registration Statement and the Proxy Statement/Prospectus. After the Registration Statement is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Proxy Statement/Prospectus to its shareholders.

          (b)   Each of Buyer and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby. Each of Buyer and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to shareholders and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of Buyer and the Company further agrees that if it shall become aware, prior to the Company Meeting, of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Proxy Statement/Prospectus.

          (c)   Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.3    Press Releases.    Buyer and the Company will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements or other disclosure regarding this Agreement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

        6.4    Access; Information.

          (a)   Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Buyer and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, the "Buyer Representatives"), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to Buyer and the Buyer Representatives (i) a copy of each material report, schedule and other document filed with any Governmental Authority (other than reports or documents that the Company or its Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company and its Subsidiaries as Buyer or any Buyer Representative may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment or decree. Consistent with the foregoing, the Company agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

          (b)   Buyer agrees to hold all information and documents obtained pursuant to this Section 6.4 in confidence (as provided in, and subject to the provisions of, the Buyer Confidentiality Agreement (as defined in Section 9.3), as if it were the party receiving the confidential information as described therein). No investigation by Buyer of the business and affairs of the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer's obligation to consummate the transactions contemplated by this Agreement.

        6.5    No Solicitation.

          (a)   The Company shall not and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company and its Subsidiaries (collectively, the "Company Representatives") not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any

  Person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

          For purposes of this Agreement, "Acquisition Proposal" shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, 15% or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

          (b)   Notwithstanding Section 6.5(a), prior to the date of the Company Meeting, the Company may take any of the actions described in clause (ii) of Section 6.5(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.5; (ii) the Company Board determines in good faith, (A) after consultation with its outside legal counsel and a nationally recognized, independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) after consultation with its outside legal counsel, that it is required to take such actions to comply with its fiduciary duties to the Company's shareholders under applicable law; (iii) the Company has provided Buyer with at least three Business Days' prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Buyer Confidentiality Agreement. The Company shall promptly provide to Buyer any non-public information regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

          For purposes of this Agreement, "Superior Proposal" shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company's shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining financing and (B) is, in light of the other terms of such proposal, more favorable to the Company's shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

          (c)   The Company shall promptly (and in any event within 24 hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) except to the extent that such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). The Company agrees that it shall keep Buyer informed, on a reasonably current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

          (d)   Neither the Company Board nor any committee thereof shall (i) withdraw, qualify, amend or modify, or propose to withdraw, qualify, amend or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, fail to reaffirm the Company Recommendation within five Business Days following a request by Buyer, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.5(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

          (e)   Notwithstanding Section 6.5(d), prior to the date of the Company Meeting, the Company Board may withdraw, qualify, amend or modify the Company Recommendation (a "Company Subsequent Determination") after the fifth Business Day following Buyer's receipt of a notice (the "Notice of Superior Proposal") from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.5) constitutes a Superior Proposal if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with outside legal counsel, that it is required to take such actions to comply with its fiduciary duties to the Company's shareholders under applicable law, (ii) during the five Business Day period after receipt of the Notice of Superior Proposal by Buyer (the "Notice Period"), the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.5(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new Notice of Superior Proposal to Buyer and again comply with the requirements of this Section 6.5(e), except that the Notice Period shall be reduced to three Business Days.

          (f)    Nothing contained in this Section 6.5 shall prohibit the Company or the Company Board from complying with the Company's obligations required under Rule 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal (other than a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

        6.6    Takeover Laws.    No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the transactions contemplated hereby.

        6.7    Shares Listed.    Prior to the Effective Time, to the extent required by NASDAQ, Buyer (i) shall file a notice of additional listing of shares with NASDAQ with respect to the shares of Buyer Common Stock to be issued to the holders of the Company Common Stock in the Merger and (ii) agrees to use its reasonable best efforts to cause such shares to be approved for quotation on NASDAQ prior to the Effective Time.

        6.8    Regulatory Applications; Filings; Consents.    Buyer and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to promptly prepare all documentation, effect all filings and obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, and (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations; provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the "Burdensome Conditions"). Provided that the Company has cooperated as required above, Buyer agrees to file the requisite applications to be filed by it with the FRB and the Governmental Authorities of the states in which Buyer, the Company and their respective Subsidiaries operate. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties reasonably apprised of the status of material matters relating to completion of the transactions contemplated hereby.

        6.9    Indemnification; Directors' and Officers' Insurance.

          (a)   Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the "Indemnified Parties") as provided in the Company's Articles of Incorporation or Bylaws or in the similar governing documents of the Company's Subsidiaries or as provided in applicable law as in effect as of the date hereof with respect to matters occurring on or prior to the Effective Time shall survive the Merger.

          (b)   Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms at least as favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than 250% of the annual premium currently paid by the Company for such insurance (the "Premium Limit"). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

          (c)   In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.9.

          (d)   The provisions of this Section 6.9 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        6.10    Employees and Benefit Plans.

          (a)   From and after the Effective Time, Buyer agrees to provide the employees of the Company and any of its Subsidiaries who remain employed after the Effective Time (collectively, the "Company Employees") with at least the types and levels of employee benefits (including employee contribution levels) comparable in the aggregate to those maintained by Buyer for similarly-situated employees of Buyer. Buyer will treat, and cause its applicable benefit plans to treat, the service of the Company Employees with the Company or any of its Subsidiaries as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate, vesting and for level of benefits including, but not limited to, severance benefits, vacation entitlement and applicability of minimum waiting periods for participation (but not for benefit accrual under any defined benefit plan (including minimum pension amount) and not for participation in the Brookline Bank Employee Stock Ownership Plan) attributable to any period before the Effective Time. Without limiting the foregoing, but subject to the terms and conditions of Buyer's health and similar plans, Buyer shall not treat any employee of the Company or any of its Subsidiaries as a "new" employee for purposes of any exclusions under any health or similar plan of Buyer for a pre-existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of the Company or its Subsidiaries immediately prior to the Effective Time, and any deductibles, co-payments or out-of-pocket expenses paid under any of the Company's or any of its Subsidiaries' health plans shall be credited towards deductibles, co-payments or out-of-pocket expenses under Buyer's health plans upon delivery to Buyer of appropriate documentation, subject to the terms and conditions of the applicable Buyer Employee Program.

          (b)   Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company.

          (c)   From and after the Effective Time, Buyer agrees to cause the Company and its Subsidiaries to honor and continue to be obligated to perform, in accordance with their terms, all contractual rights of current and former employees of the Company or any of its Subsidiaries existing as of the date hereof, including, without limitation, all employment, severance, deferred compensation, change in control, and split-dollar agreements of the Company and its Subsidiaries listed in Schedule 6.10(c) of the Company Disclosure Schedule. In accordance with the terms and conditions of SERPs, upon the Effective Time, Buyer shall establish a rabbi trust with a third party financial institution mutually acceptable to the Company and Buyer and meeting the requirements of the SERPs and shall deposit funds with the trustee of such trust equal to the then present value of all accrued benefits provided under the SERPs (computed on the basis of the actuarial assumptions stated in the SERPs), and Buyer shall thereafter make annual additional deposits with the trustee to reflect increases in the accrued benefits to the extent necessary and required under the SERPs.

          (d)   If requested by Buyer, the Company shall terminate its 401(k) plan as of the day prior to the Effective Time (but contingent upon the occurrence thereof) and adopt all required compliance amendments pursuant to written resolutions, the form and substance of which shall be reasonably satisfactory to Buyer.

          (e)   Buyer agrees to honor the severance guidelines attached as Schedule 6.10(e) in connection with the termination of employment of any Company Employee, in such amounts, at such times and upon such conditions as set forth on said Schedule.

          (f)    Prior to the Effective Time, Buyer shall allocate an aggregate amount of up to $685,000 (the "Employee Retention Amount") among certain employees of the Company and its Subsidiaries as Buyer shall determine (it being understood and agreed that no amounts shall be allocated to any employee with a severance or change in control agreement with the Company or any of the its Subsidiaries). Each portion of the Employee Retention Amount that is so allocated will be paid in such amounts, at such times and upon such conditions as shall be set forth in letter agreements with each such Company Employee.

          (g)   The Company and Buyer shall use reasonable best efforts to consult with each other, and will consider in good faith each other's advice, prior to sending any notices or other communication materials to the employees of the Company and its Subsidiaries regarding this Agreement, the Merger or the effects thereof on the employment, compensation or benefits of such employees and, in any case, any such notice or communication materials shall comply with applicable law.

          (h)   Notwithstanding anything else contained herein to the contrary, nothing in this Section 6.10 shall be construed to create any third party beneficiary rights in any Person who is not a party to this Agreement.

        6.11    Notification of Certain Matters.    Each of Buyer and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any condition set forth in Article VII not being satisfied, or (b) notwithstanding the standards set forth in Section 9.1, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer's or the Company's obligations to consummate the transactions contemplated by this Agreement.

        6.12    Financial Statements and Other Current Information.    As soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date of this Agreement, the Company shall furnish to Buyer (a) consolidated financial statements (including balance sheets, statements of operations and stockholders' equity) of the Company and each of its Subsidiaries as of and for such month then ended, (b) internal management financial control reports showing actual financial performance against plan and previous period and (c) any reports provided to the board of directors of the Company or any committee thereof relating to the financial performance and risk management of the Company and its Subsidiaries. All information furnished by the Company to Buyer pursuant to this Section 6.12 shall be held in confidence to the same extent of Buyer's obligations under Section 6.4(b).

        6.13    Confidentiality Agreements.    Each of the Buyer Confidentiality Agreement and the Company Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with their respective terms.

        6.14    Certain Tax Matters.    During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to: (a) timely file (taking into account any extensions of time within which to file) all Tax Returns required to be filed by it, and such Tax Returns shall be prepared in a manner reasonably consistent with past practice; (b) timely pay all Taxes shown as due and payable on such Tax Returns that are so filed; (c) establish an accrual in its books and records and financial statements in accordance with past practice for all Taxes payable by it for which a Tax Return is due prior to the Effective Time; and (d) promptly notify Buyer of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including, without limitation, Tax liabilities and refund claims.

        6.15    Certain Litigation.    The Company shall provide Buyer the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Buyer's prior written consent (such consent not to be unreasonably withheld).

        6.16    Trust Preferred Redemption.    If requested by Buyer, the Company shall take any and all other actions as may be necessary or advisable under the terms of the Company's outstanding trust preferred securities (the "Trust Preferred Securities") to redeem such Trust Preferred Securities on or after the Closing Date.

        6.17    Section 16 Votes.    Prior to the Effective Time, the Company shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any disposition of equity securities of the Company (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of the Company who is subject to Section 16 of the Exchange Act.

        6.18    Classified Loans.    The Company shall promptly after the end of each quarter after the date hereof and upon Closing provide Buyer with a complete and accurate list, including the amount, of all Classified Loans.

        6.19    Charitable Commitments.    Buyer is committed to supporting charitable activities in the communities which the Company serves consistent with the Company's past practices.

        6.20    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement (including, without limitation, Section 6.8), each of the parties to the Agreement agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other parties hereto to that end.

ARTICLE VII—CONDITIONS TO CONSUMMATION OF THE MERGER

        7.1    Conditions to Each Party's Obligations to Effect the Merger.    The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

          (a)    Shareholder Vote.    This Agreement and the transactions contemplated hereby shall have been approved by the requisite affirmative vote of the shareholders of the Company present and voting at the Company Meeting.

          (b)    Regulatory Approvals; No Burdensome Condition.    All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of such regulatory approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

          (c)    No Injunction, Etc.    No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.

          (d)    Effective Registration Statement.    The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

        7.2    Conditions to the Obligations of Buyer.    The obligation of Buyer to consummate the Merger is also conditioned upon the satisfaction or waiver by Buyer, at or prior to the Effective Time, of each of the following conditions:

          (a)    Representations, Warranties and Covenants of the Company.    (i) Each of the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, to the effect that the conditions set forth in this Section 7.2(a) have been satisfied.

          (b)    Tax Opinion Relating to the Merger.    Buyer shall have received an opinion from Goodwin Procter LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Goodwin Procter LLP may require and rely upon representations contained in certificates of officers of each of Buyer and the Company.

        7.3    Conditions to the Obligations of the Company.    The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:

          (a)    Representations, Warranties and Covenants of Buyer.    (i) Each of the representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 9.1, and (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects. The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of Buyer, to the effect that the conditions set forth in this Section 7.3(a) have been satisfied.

          (b)    Tax Opinion Relating to the Merger.    The Company shall have received an opinion from Hinckley, Allen & Snyder LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Hinckley, Allen & Snyder LLP may require and rely upon representations contained in certificates of officers of each of Buyer and the Company.

ARTICLE VIII—TERMINATION

        8.1    Termination.    This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

          (a)   by the mutual consent of Buyer and the Company in a written instrument;

          (b)   by Buyer or the Company, in the event that the Merger is not consummated by March 31, 2012 (the "Outside Date"), except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (c)   by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach or the Outside Date, if earlier, and such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under Article VII;

          (d)   by Buyer or the Company, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or any governmental entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that subject to Section 6.8, the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted;

          (e)   by Buyer or the Company, if the approval of the Company's shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company's shareholders or at any adjournment or postponement thereof;

          (f)    by Buyer, if (i) the Company Board (A) withdraws, qualifies, amends, modifies or withholds the Company Recommendation, or makes any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), (B) materially breaches its obligation to call, give notice of and commence the Company Meeting under Section 6.1, (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within five Business Days of being requested to do so by Buyer, (E) fails to publicly reconfirm the Company Recommendation within five Business Days of being requested to do so by Buyer, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) there shall have been a material breach of Section 6.5;

          (g)   by the Company, in connection with entering into a definitive agreement to effect a Superior Proposal after making a Company Subsequent Determination in accordance with Section 6.5(e); or

          (h)   by the Company, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five Business Day period commencing on the Determination Date if both of the following conditions are satisfied:

            (i)    the Buyer Market Value is less than 80% of the Initial Buyer Market Value; and

            (ii)   the number obtained by dividing the Buyer Market Value by the Initial Buyer Market Value ("Buyer Ratio") shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.20 (the "Index Ratio").

            (iii)  If the Company elects to exercise its termination right pursuant to this Section 8.1(h), it shall give prompt written notice thereof to Buyer. During the five Business Day period commencing with its receipt of such notice, Buyer shall have the option to increase the Exchange Ratio, at its sole discretion, to (x) a quotient, the numerator of which is equal to the product of the Initial Buyer Market Value, the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the Buyer Market Value, or (y) the quotient determined by dividing the Initial Buyer Market Value by the Buyer Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If Buyer so elects, it shall give, within such five Business Day period, written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in full force and effect in accordance with its terms, except as the Exchange Ratio shall have been so modified.

            (iv)  For purposes of this Section 8.1(h), the following terms shall have the meanings indicated below:

              (A)  "Buyer Market Value" shall be the average of the daily closing sales prices of a share of Buyer Common Stock as reported on NASDAQ for the ten consecutive trading days immediately preceding the Determination Date.

              (B)  "Determination Date" shall mean the latest of the date on which (i) all Regulatory Approvals (and waivers, if applicable) have been received (disregarding any waiting period), and (ii) the approval of this Agreement, the Merger and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated herein is obtained.

              (C)  "Final Index Price" means the average of the closing price of the Index on each of ten consecutive trading days immediately preceding the Determination Date.

              (D)  "Index" means the NASDAQ Bank Index.

              (E)  "Initial Buyer Market Value" means the average of the daily closing sales prices of a share of Buyer Common Stock, as reported on NASDAQ, for the ten consecutive trading days immediately preceding the date of this Agreement.

              (F)  "Initial Index Price" means the average of the closing prices of the Index for the ten consecutive trading days immediately preceding the date of this Agreement.

            (v)   If Buyer or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying this Section 8.1(h).

        8.2    Effect of Termination and Abandonment.

          (a)   In the event of termination of this Agreement by either Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.3 (Press Releases), 6.13 (Confidentiality Agreements) and 9.5 (Expenses) and this Section 8.2 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          (b)   In the event this Agreement is terminated by Buyer pursuant to Section 8.1(f) or by the Company pursuant to Section 8.1(g), the Company shall pay to Buyer an amount equal to $8,900,000 (the "Termination Fee").

          (c)   In the event that this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(e) or Section 8.1(b) due to the failure to obtain the approval of the Company's shareholders required for the consummation of the Merger, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to the Company Meeting or prior to the date specified in Section 8.1(b), as applicable, and (ii) within 12 months of such termination, the Company shall have (x) recommended to its shareholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(c), all references in the definition of Acquisition Transaction to "15%" shall instead refer to "50%."

          (d)   In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(c) and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board or senior management of the Company prior to any breach by the Company of any representation, warranty, covenant or other agreement giving rise to such termination by Buyer or during the cure period therefor provided in Section 8.1(c) and (ii) within 12 months of such termination, the Company shall have (x) recommended to its shareholders or consummated a transaction qualifying as an Acquisition Transaction or (y) entered into a definitive agreement with respect to an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the Termination Fee. For purposes of this Section 8.2(d), all references in the definition of Acquisition Transaction to "15%" shall instead refer to "50%."

          (e)   Any payment of the Termination Fee required to be made pursuant to this Section 8.2 shall be made not more than two Business Days after the date of the event giving rise to the obligation to make such payment, unless the Termination Fee is payable as a result of the termination of this Agreement by the Company pursuant to Section 8.1(g), in which case the Termination Fee shall be payable concurrently with, and as a condition of, such termination. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer.

          (f)    Buyer and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Buyer commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.2, the Company shall pay to Buyer its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the date such payment was required to be made.

ARTICLE IX—MISCELLANEOUS

        9.1    Standard.    No representation or warranty of the Company contained in Article III or of Buyer contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of the Company, or Article IV, in the case of Buyer, has had or would be reasonably likely to have a Company Material Adverse Effect or a Buyer Material Adverse Effect, respectively (disregarding for purposes of this Section 9.1 any materiality or Material Adverse Effect qualification contained in any representations or warranties other than in Section 3.12(i) and 4.11). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Sections 3.3(a) and 3.3(b) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Sections 3.4, 3.5, 3.6, 3.7(a)(ii), 3.14(k), 3.21, 3.31 and the first two sentences of Section 3.2, in the case of the Company, and Sections 4.3, 4.4, 4.5, 4.6(a)(ii), 4.19 and the first two sentences of Section 4.2, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.12(i), in the case of the Company, and 4.11, in the case of Buyer, shall be deemed untrue and incorrect if not true and correct in all respects.

        9.2    Survival.    No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time, except for those agreements and covenants that expressly apply or are to be performed in whole or in part after the Effective Time.

        9.3    Certain Definitions.

          (a)   As used in this Agreement, the following terms shall have the meanings set forth below:

        "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

        "Business Day" means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Massachusetts or the State of Rhode Island are authorized or obligated to close.

        "Buyer Banks" shall mean Brookline Bank and First National Bank of Ipswich.

        "Buyer Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of March 28, 2011, by and between Buyer and the Company.

        "Buyer Material Adverse Effect" shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on Buyer and its Subsidiaries taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Buyer under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) any failure by Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect); and (vi) changes in the trading price or trading volume of Buyer Common Stock.

        "Company Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of March 29, 2011, by and between the Company and Buyer.

        "Company Material Adverse Effect" shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or

(b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance arising after the date hereof affecting banks or their holding companies generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting after the date hereof, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; and (v) any failure by the Company to meet any internal projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "GAAP" shall mean generally accepted accounting principles in the United States.

        "Governmental Authority" shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, insurance regulators, applicable state securities authorities, the SEC, the IRS or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

        "Knowledge" shall mean, with respect to any fact, event or occurrence, (i) in the case of the Company, the actual knowledge of one or more of those certain executive officers of the Company listed on Schedule 9.3(a)(i), or (ii) in the case of Buyer, the actual knowledge of one or more of Buyer's executive officers, all of whom are listed on Schedule 9.3(a)(ii).

        "Person" or "person" shall mean any individual, bank, corporation, partnership, limited liability company, association, joint stock company, business trust or unincorporated organization.

        "Regulatory Approvals" shall mean any approval or non-objection from any Governmental Authority necessary to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation, (a) the approval of the FRB, (b) the approval of the Massachusetts Board of Bank Incorporation, including an approval or waiver by the Massachusetts Housing Partnership Fund of an application for credit for affordable housing lending, and (c) the approval of the Rhode Island Department of Business Regulation—Division of Banks.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "SERPs" shall mean the Bank Rhode Island Amended and Restated Supplemental Executive Retirement Plan, as amended, and the Bank Rhode Island 2002 Amended and Restated Supplemental Executive Retirement Plan, as amended.

        "Subsidiary" shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

        "Tax Returns" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Tax" or "Taxes" shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

        "Treasury Regulations" shall mean the Treasury regulations promulgated under the Code.

        "Treasury Stock" shall mean shares of Company Common Stock held (i) in the Company's treasury or (ii) by the Company or any of its Subsidiaries or by Buyer or any of its Subsidiaries, in each case other than in a fiduciary capacity (including custodial or agency).

          (b)   The following terms are defined elsewhere in this Agreement, as indicated below:

        "Acquisition Proposal" shall have the meaning set forth in Section 6.5(a).

        "Acquisition Transaction" shall have the meaning set forth in Section 6.5(a).

        "Agreement" shall have the meaning set forth in the preamble to this Agreement.

        "BHCA" shall have the meaning set forth in Section 3.2.

        "BOLI" shall have the meaning set forth in Section 3.16.

        "Burdensome Conditions" shall have the meaning set forth in Section 6.8.

        "Business" shall have the meaning set forth in Section 3.18(g).

        "Buyer" shall have the meaning set forth in the preamble to this Agreement.

        "Buyer 2010 Form 10-K" shall have the meaning set forth in Section 4.10(a)

        "Buyer Common Stock" shall have the meaning set forth in Section 2.1(a).

        "Buyer Disclosure Schedule" shall have the meaning set forth in Section 4.1(b).

        "Buyer Employee Program" shall have the meaning set forth in Section 4.13(a).

        "Buyer Loan Property" shall have the meaning set forth in Section 4.15(f).

        "Buyer Market Value" shall have the meaning set forth in Section 8.1(h).

        "Buyer Participation Facility" shall have the meaning set forth in Section 4.15(f).

        "Buyer Property" shall have the meaning set forth in Section 4.15(a).

        "Buyer Ratio" shall have the meaning set forth in Section 8.1(h)(iii).

        "Buyer Representatives" shall have the meaning set forth in Section 6.4(a).

        "Buyer SEC Documents" shall have the meaning set forth in Section 4.10(a).

        "Cash Consideration" shall have the meaning set forth in Section 2.1(c).

        "Cash Election" shall have the meaning set forth in Section 2.4(a).

        "Cash Election Shares" shall have the meaning set forth in Section 2.4(a).

        "CERCLA" shall have the meaning set forth in Section 3.17(e).

        "Certificate" shall have the meaning set forth in Section 2.2.

        "Classified Loans" shall have the meaning set forth in Section 3.23(b).

        "Closing" shall have the meaning set forth in Section 1.4.

        "Closing Date" shall have the meaning set forth in Section 1.4.

        "Code" shall have the meaning set forth in the recitals to this Agreement.

        "Company" shall have the meaning set forth in the preamble to this Agreement.

        "Company 2010 Form 10-K" shall have the meaning set forth in Section 3.11(a)

        "Company Balance Sheet" shall have the meaning set forth in Section 3.11(a).

        "Company Bank" shall have the meaning set forth in Section 1.8.

        "Company Board" shall have the meaning set forth in Section 2.8.

        "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

        "Company Disclosure Schedule" shall have the meaning set forth in Section 3.1(b).

        "Company Employees" shall have the meaning set forth in Section 6.10(a).

        "Company Employee Programs" shall have the meaning set forth in Section 3.14(a).

        "Company Intellectual Property Assets" shall have the meaning set forth in Section 3.18(g).

        "Company Loan Property" shall have the meaning set forth in Section 3.17(f).

        "Company Material Contract" shall have the meaning set forth in Section 3.19(a).

        "Company Meeting" shall have the meaning set forth in Section 6.1(a).

        "Company Option Plans" shall have the meaning set forth in Section 2.8.

        "Company Participation Facility" shall have the meaning set forth in Section 3.17(f).

        "Company Property" shall have the meaning set forth in Section 3.17(f).

        "Company Recommendation" shall have the meaning set forth in Section 6.1(c).

        "Company Representatives" shall have the meaning set forth in Section 6.5(a).

        "Company SEC Documents" shall have the meaning set forth in Section 3.11(a)

        "Company Subsequent Determination" shall have the meaning set forth in Section 6.5(e).

        "Derivative Transactions" shall have the meaning set forth in Section 3.26.

        "Determination Date" shall have the meaning set forth in Section 8.1(h).

        "DGCL" shall have the meaning set forth in Section 1.1.

        "Effective Time" shall have the meaning set forth in Section 1.2.

        "Election Deadline" shall have the meaning set forth in Section 2.4(b).

        "Election Form" shall have the meaning set forth in Section 2.4(a).

        "Employee Retention Amount" shall have the meaning set forth in Section 6.10(f).

        "Employee Program" shall have the meaning set forth in Section 3.14(l)(i).

        "Environment" shall have the meaning set forth in Section 3.17(g).

        "Environmental Laws" shall have the meaning set forth in Section 3.17(g).

        "ERISA" shall have the meaning set forth in Section 3.14(l)(ii).

        "ERISA Affiliate" shall have the meaning set forth in Section 3.14(l)(iv).

        "Exchange Agent" shall have the meaning set forth in Section 2.4(a).

        "Exchange Fund" shall have the meaning set forth in Section 2.6(a).

        "Exchange Ratio" shall have the meaning set forth in Section 2.1(c).

        "FDIA" shall have the meaning set forth in Section 3.28.

        "FDIC" shall have the meaning set forth in Section 3.10(b).

        "Final Index Price" shall have the meaning set forth in Section 8.1(h).

        "Finance Laws" shall have the meaning set forth in Section 3.9(d).

        "Financial Advisor" shall have the meaning set forth in Section 3.31.

        "FRB" shall have the meaning set forth in Section 3.2.

        "Hazardous Material" shall have the meaning set forth in Section 3.17(g).

        "Indemnified Parties" shall have the meaning set forth in Section 6.9(a).

        "Index" shall have the meaning set forth in Section 8.1(h).

        "Index Ratio" shall have the meaning set forth in Section 8.1(h)(iii).

        "Initial Buyer Market Value" shall have the meaning set forth in Section 8.1(h).

        "Initial Index Price" shall have the meaning set forth in Section 8.1(h).

        "Intellectual Property Assets" shall have the meaning set forth in Section 3.18(g).

        "IRS" shall have the meaning set forth in Section 3.13(d).

        "Liens" shall have the meaning set forth in Section 3.4(a).

        "Loans" shall have the meaning set forth in Section 3.23(a).

        "Mailing Date" shall have the meaning set forth in Section 2.4(a).

        "maintains" shall have the meaning set forth in Section 3.14(l)(iii).

        "Marks" shall have the meaning set forth in Section 3.18(g).

        "Merger" shall have the meaning set forth in the recitals to this Agreement.

        "Merger Consideration" shall have the meaning set forth in Section 2.1(c).

        "Multiemployer Plan" shall have the meaning set forth in Section 3.14(l)(v).

        "NASDAQ" shall have the meaning set forth in Section 2.1(c).

        "New Certificates" shall have the meaning set forth in Section 2.6(a).

        "Non-Election" shall have the meaning set forth in Section 2.4(a).

        "Non-Election Shares" shall have the meaning set forth in Section 2.4(a).

        "Notice of Superior Proposal" shall have the meaning set forth in Section 6.5(e).

        "Notice Period" shall have the meaning set forth in Section 6.5(e).

        "NQDC Plan" shall have the meaning set forth in Section 3.14(i).

        "OCC" shall have the meaning set forth in Section 4.10(c).

        "Oil" shall have the meaning set forth in Section 3.17(g).

        "Options" shall have the meaning set forth in Section 2.8.

        "OTS" shall have the meaning set forth in Section 4.10(c).

        "Outside Date" shall have the meaning set forth in Section 8.1(b).

        "Patents" shall have the meaning set forth in Section 3.18(g).

        "Premium Limit" shall have the meaning set forth in Section 6.9(b).

        "Products" shall have the meaning set forth in Section 3.18(g).

        "Proxy Statement/Prospectus" shall have the meaning set forth in Section 6.2(a).

        "Registration Statement" shall have the meaning set forth in Section 6.2(a).

        "RIBCA" shall have the meaning set forth in Section 1.1.

        "Sarbanes-Oxley" shall have the meaning set forth in Section 3.11(b).

        "SEC" shall have the meaning set forth in Section 3.11(a).

        "Shortfall Number" shall have the meaning set forth in Section 2.4(c)(ii).

        "Stock Consideration" shall have the meaning set forth in Section 2.1(c).

        "Stock Conversion Number" shall have the meaning set forth in Section 2.4(a).

        "Stock Election" shall have the meaning set forth in Section 2.4(a).

        "Stock Election Number" shall have the meaning set forth in Section 2.4(a).

        "Stock Election Shares" shall have the meaning set forth in Section 2.4(a).

        "Superior Proposal" shall have the meaning set forth in Section 6.5(b).

        "Surviving Corporation" shall have the meaning set forth in Section 1.1.

        "Takeover Laws" shall have the meaning set forth in Section 3.21.

        "Termination Fee" shall have the meaning set forth in Section 8.2(b).

        "Third Party Rights" shall have the meaning set forth in Section 3.18(c).

        "Trade Secrets" shall have the meaning set forth in Section 3.18(g).

        "USA Patriot Act" shall have the meaning set forth in Section 3.7(b).

        "Voting Agreement" shall have the meaning set forth in the recitals to this Agreement.

        "Voting Agreement Shareholders" shall have the meaning set forth in the recitals to this Agreement.

        9.4    Waiver; Amendment.    Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the shareholders of the Company without obtaining such approval.

        9.5    Expenses.    Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC filing and registration fees shall be shared equally between Buyer and the Company.

        9.6    Notices.    All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

If to Buyer:

  Brookline Bancorp, Inc.
  160 Washington Street
  Brookline, MA 02447
  Attention: Chief Executive Officer
  Facsimile: (617) 730-3518

With a copy to (which shall not constitute notice):

  Goodwin Procter LLP
  Exchange Place
  Boston, MA 02109
  Attention: William P. Mayer, Esq.
                    Lisa R. Haddad, Esq.
  Facsimile: (617) 523-1231

If to the Company, to:

  Bancorp Rhode Island, Inc.
  One Turks Head Place
  Providence, RI 02903
  Attention: Chief Executive Officer
  Facsimile: (401) 456-5059

With a copy to (which shall not constitute notice):

  Hinckley, Allen & Snyder LLP
  50 Kennedy Plaza, Suite 1500
  Providence, RI 02903
  Attention: Margaret D. Farrell, Esq.
  Facsimile: (401) 277-9600

        9.7    Understanding; No Third Party Beneficiaries.    Except for the Buyer Confidentiality Agreement and the Company Confidentiality Agreement, each of which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.9 (Indemnification; Directors' and Officers' Insurance), nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.8    Assignability; Binding Effect.    Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer's rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.

        9.9    Headings; Interpretation.    The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

        9.10    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

        9.11    Governing Law.    This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Massachusetts, without regard to the conflict of law principles thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the state or federal courts located in the State of Rhode Island in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Each of the parties hereto waives any defense or inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. To the extent permitted by applicable law, any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.6. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law. EACH OF BUYER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        9.12    Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled to seek (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

BROOKLINE BANCORP, INC.
By:	/s/ PAUL A. PERRAULT
Name:	Paul A. Perrault
Title:	President and Chief Executive Officer
BANCORP RHODE ISLAND, INC.
By:	/s/ MERRILL W. SHERMAN
Name:	Merrill W. Sherman
Title:	President and Chief Executive Officer

QuickLinks

  Exhibit 2.1
Table of Contents
RECITALS
ARTICLE I—THE MERGER
ARTICLE II—MERGER CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES
ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE V—COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VI—ADDITIONAL AGREEMENTS
ARTICLE VII—CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE VIII—TERMINATION
ARTICLE IX—MISCELLANEOUS